Exhibit 99.1

DeVry CEO Discusses Issues in Higher Education at Forum Hosted by Senator Dick Durbin

DeVry graduates and employers also attend forum on private-sector education in Illinois

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--August 31, 2010--DeVry Inc., (NYSE:DV)(member S&P 500 Index), today announced that President and CEO Daniel Hamburger discussed the high-quality educational programs offered by DeVry’s institutions while also pledging to continue transparency and accountability in the use of federal financial aid programs at a higher education forum in Chicago today. United States Senator Dick Durbin hosted the roundtable forum to promote a discussion on the role of private-sector higher education in Illinois.

In his prepared remarks, Hamburger recounted DeVry University’s long history in Illinois and said, “DeVry has thrived for nearly 80 years by delivering quality and value to our students.” Founded in 1931 in Chicago, DeVry University provided electronics education for U.S. military personnel during WWII. DeVry University, including its Keller Graduate School of Management, and Chamberlain College of Nursing are each regionally accredited by the Higher Learning Commission. Together these institutions serve more than 30,000 students in Illinois.

Hamburger was joined at the hearing by DeVry graduates who he said were emblematic of the thousands of students who find that private-sector, career-oriented colleges and universities deliver an education that helps them launch or advance their careers. Also attending were representatives of Hewlett-Packard and Cisco, which are among the largest employers of DeVry University graduates nationwide. Hamburger said that these companies, along with major corporations like TransUnion, Accenture and CSA International rely on DeVry to deliver the highly skilled workforce they need.

Regarding recent proposals from the U.S. Department of Education to institute new rules for participation in federal financial aid programs Hamburger said, “We support regulatory solutions that best serve students.” He added, “We must avoid unintended consequences that would penalize quality programs and in doing so actually reduce access for students, counter to the President’s objectives.” President Obama has set a goal that the U.S. lead the world in college attainment by 2020, which will require an additional 8.2 million postsecondary graduates.

He also noted that private-sector colleges and universities can help expand educational capacity in the U.S. at a time when state budgets are severely constrained. For example, DeVry is helping address the nation’s acute shortage of nurses through expansion of its Chamberlain College of Nursing, whose roots go back to 1889. Chamberlain opened two new campuses this summer, in Chicago and in Arlington, Va. The nursing shortage is expected to reach one million by 2020, yet 99,000 qualified applicants are turned away from nursing schools every year due to lack of capacity.

In another example, Hamburger said that DeVry is partnering with America’s Promise Alliance, the foundation created by General Colin Powell, to expand a successful program serving urban public school students to 10 cities. DeVry University Advantage Academy was started in Chicago with Arne Duncan when he was CEO of Chicago Public Schools and is also offered in Columbus, Ohio. The dual-enrollment program gives CPS students the opportunity to graduate from high school and earn an associate degree by the end of high school at no cost to the student—and using no public or private financial aid dollars. The program has achieved a dual-degree graduation rate of 92 percent over six years.

Hamburger thanked Senator Durbin for hosting the forum and said he looked forward to working with policymakers and educators to serve the nation’s students.

About DeVry Inc.

DeVry’s purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV)(member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine,. These institutions offer a wide array of programs in business, healthcare and technology and serve students in secondary through postsecondary education as well as accounting and finance professionals. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

CONTACT:
Media & Other Inquiries:
Ernie Gibble
Senior Director/Global Communications, DeVry Inc.
egibble@devry.com
(630) 353-9920
Investor Inquiries:
Joan Bates
Senior Director/Investor & Media Relations, DeVry Inc.
jbates@devry.com
(630) 353-3800